                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Section 240.14a-12

                         Equity Office Properties Trust
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                                      LOGO
       -----------------------------------------------------------------

                         EQUITY OFFICE PROPERTIES TRUST

                     TWO NORTH RIVERSIDE PLAZA, SUITE 2100
                            CHICAGO, ILLINOIS 60606
       -----------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 22, 2002
       -----------------------------------------------------------------

Dear Shareholder:

     You are cordially invited to attend the 2002 Annual Meeting of Shareholders of Equity Office Properties Trust ("Equity Office") to be held on Wednesday, May 22, 2002, at 8:30 a.m. (C.D.T.) at One North Franklin Street, 3rd Floor, Chicago, Illinois for the following purposes:

          1. To elect four trustees of Equity Office to serve until the 2005 Annual Meeting of Shareholders; and

          2. To transact such other business as may properly come before the meeting and any adjournment or postponement.

     Only shareholders of record of Equity Office common shares at the close of business on March 15, 2002 will be entitled to vote at the meeting or any adjournment or postponement.

     It is important that your common shares be represented and voted at the meeting. If you do not plan to attend the meeting and vote your common shares in person, please vote in one of these ways:

     - MARK, SIGN, DATE AND PROMPTLY RETURN your enclosed proxy card in the postage-paid envelope;

     - USE THE TOLL-FREE TELEPHONE NUMBER shown on your proxy card (this call is free in the U.S. and Canada); or

     - VISIT THE WEBSITE address shown on your proxy card to vote through the Internet.

     Any proxy may be revoked at any time prior to its exercise at the meeting.

                                          By Order of the Board of Trustees

                                          /s/ STANLEY M. STEVENS

                                          Stanley M. Stevens
                                          Executive Vice President, Chief Legal
                                          Counsel
                                          and Secretary
Chicago, Illinois
April 30, 2002

                                 VOTING METHODS

     YOU HAVE THE RIGHT TO VOTE AND, IF DESIRED, TO REVOKE YOUR PROXY ANY TIME BEFORE ITS EXERCISE.

U.S. Mail                         1. Mark your selections on your proxy card
  LOGO
                                  2. Date and sign your name exactly as it appears on your proxy card
                                  3. Mail in the return envelope
Proxy Card Voting

LOGO                              1. Within the U.S. and Canada, dial the toll-free number shown on your proxy card
                                  2. Enter your control number (printed on your proxy card above your name)
                                  3. Follow the recorded instructions
Telephone Voting

LOGO                              1. Go to website address shown on your proxy card
                                  2. Enter your control number (printed on your proxy card above your name)
                                  3. Follow the instructions provided
Internet Voting

     IF YOU HOLD YOUR EQUITY OFFICE COMMON SHARES IN YOUR NAME AS A HOLDER OF RECORD, YOU MAY INSTRUCT THE PROXY HOLDERS HOW TO VOTE YOUR EQUITY OFFICE COMMON SHARES BY USING ANY OF THE VOTING METHODS SPECIFIED ABOVE. IF YOUR EQUITY OFFICE COMMON SHARES ARE HELD BY A BROKER, BANK OR OTHER NOMINEE, YOU WILL RECEIVE INSTRUCTIONS FROM YOUR NOMINEE DESCRIBING HOW TO VOTE YOUR COMMON SHARES.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
PROXY STATEMENT.............................................    1
GENERAL INFORMATION ABOUT VOTING............................    1
  Who Can Vote..............................................    1
  Voting by Proxy Holders...................................    1
  Vote by Telephone.........................................    1
  Vote by Internet..........................................    1
  Vote by Mail..............................................    1
  Voting on Other Matters...................................    2
  How to Revoke Your Proxy Instructions.....................    2
  How Votes Are Counted.....................................    2
  Cost of This Proxy Solicitation...........................    2
  Attending the Annual Meeting..............................    2
  List of Shareholders......................................    2
  Multiple Shareholders Having the Same Address.............    2
PROPOSAL 1: ELECTION OF TRUSTEES............................    3
  Board of Trustees.........................................    3
  Vote Required.............................................    3
  Board Recommendation......................................    3
  Principal Occupation of and Other Information Regarding
     Nominees and Trustees..................................    3
     Nominees for Election to Terms Expiring in 2005........    3
     Incumbent Trustees with Terms Expiring in 2003.........    4
     Incumbent Trustees with Terms Expiring in 2004.........    5
MEETINGS AND COMMITTEES OF THE BOARD OF TRUSTEES............    6
  Meetings..................................................    6
  Executive Committee.......................................    7
  Compensation and Option Committee.........................    7
  Conflicts Committee.......................................    7
  Trust Governance Committee................................    7
  Audit Committee...........................................    7
AUDIT COMMITTEE REPORT......................................    8
TRUSTEE COMPENSATION........................................    8
  Annual Fees...............................................    8
  Options...................................................    8
COMMON SHARE AND UNIT OWNERSHIP BY TRUSTEES AND EXECUTIVE
  OFFICERS..................................................    9
  Section 16(a) Beneficial Ownership Reporting Compliance...   10

                                                              PAGE
                                                              ----
EXECUTIVE COMPENSATION......................................   11
  Report of the Compensation and Option Committee on
     Executive Compensation.................................   11
     Overview...............................................   11
     Types of Compensation..................................   11
     Base Salary............................................   11
     Incentive Bonus........................................   11
     Share Options and Restricted Share Awards..............   12
     Chief Executive Officer's Compensation.................   12
     Policy Regarding Section 162(m)........................   12
  Performance Graph.........................................   13
  Summary Compensation Table................................   14
  2001 Option Grants........................................   15
  Option Exercises and Fiscal Year-End Option Values........   16
  Change in Control Agreements..............................   16
  Termination of Employment Arrangements....................   16
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............   17
  Zell Affiliates...........................................   17
  Capital Trust.............................................   17
  Access Holdings...........................................   18
  Wilson/Equity Office......................................   18
  PGGM Loans................................................   20
  The Beacon Companies Lease................................   20
  Navigant Leases...........................................   20
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS................   20
AUDITORS....................................................   22
SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING...........   22
ANNEX A--AUDIT COMMITTEE CHARTER............................  A-1

                         EQUITY OFFICE PROPERTIES TRUST
                     TWO NORTH RIVERSIDE PLAZA, SUITE 2100
                            CHICAGO, ILLINOIS 60606

                           -------------------------
                                PROXY STATEMENT
                           -------------------------

     Your vote is very important. For this reason, our Board of Trustees is soliciting the enclosed proxy to allow your common shares of beneficial interest to be represented and voted, as you direct, by the proxy holders named in the enclosed proxy card at the 2002 annual meeting of shareholders of Equity Office Properties Trust to be held on Wednesday, May 22, 2002, at 8:30 a.m. (C.D.T.), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement contains information related to this solicitation and has been prepared for the Board by our management. "We," "our" and "Equity Office" refer to Equity Office Properties Trust. This Proxy Statement, the enclosed proxy card and our 2001 Annual Report to Shareholders, which was prepared on an integrated basis with our Annual Report on Form 10-K for the year ended December 31, 2001, are being mailed to shareholders beginning on or about April 30, 2002. SHAREHOLDERS MAY OBTAIN A COPY OF THE EXHIBITS TO EQUITY OFFICE'S FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001 UPON PAYMENT OF A REASONABLE FEE BY WRITING TO EQUITY OFFICE PROPERTIES TRUST, TWO NORTH RIVERSIDE PLAZA, SUITE 2100, CHICAGO, ILLINOIS 60606-2703, ATTENTION: DIANE M. MOREFIELD.

              ----------------------------------------------------
                        GENERAL INFORMATION ABOUT VOTING
              ----------------------------------------------------

     WHO CAN VOTE. You are entitled to vote your Equity Office common shares if our shareholder records show that you held your common shares as of the close of business on March 15, 2002. At the close of business on that date, a total of 416,193,708 common shares were outstanding and entitled to vote. Each common share has one vote. The enclosed proxy card shows the number of common shares which you are entitled to vote. Your individual vote is confidential and will not be disclosed to third parties.

     VOTING BY PROXY HOLDERS. If you hold your Equity Office common shares in your name as a holder of record, you may instruct the proxy holders how to vote your Equity Office common shares by using the toll-free telephone number, the Internet website listed on your proxy card or by signing, dating and mailing your proxy card in the postage-paid envelope that we have provided to you. Whichever of these methods you select to transmit your instructions, the proxy holders will vote your Equity Office common shares as provided by those instructions. IF YOU GIVE US A SIGNED PROXY WITHOUT SPECIFIC VOTING INSTRUCTIONS, YOUR EQUITY OFFICE COMMON SHARES WILL BE VOTED BY THE PROXY HOLDERS FOR THE ELECTION OF THE BOARD OF TRUSTEES' FOUR NOMINEES AS TRUSTEES. If your Equity Office common shares are held by a broker, bank or other nominee, you will receive instructions from your nominee describing how to vote your common shares.

     VOTE BY TELEPHONE. You can vote your Equity Office common shares by telephone by dialing the toll-free telephone number, at no cost to you, printed on your proxy card. Telephone voting is available 24 hours a day until 3:00 p.m. (E.D.T.) on Tuesday, May 21, 2002. Easy to follow voice prompts allow you to vote your Equity Office common shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate shareholders by using individual control numbers. If you vote by telephone, you do not need to return your proxy card.

     VOTE BY INTERNET. You can also choose to vote through the Internet. The website for Internet voting is printed on your proxy card. Internet voting is available 24 hours a day until 3:00 p.m. (E.D.T.) on Tuesday, May 21, 2002. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote through the Internet, you do not need to return your proxy card.

     VOTE BY MAIL. If you choose to vote by mail, simply mark your proxy card, sign and date it, and return it in the postage-paid envelope provided.

     VOTING ON OTHER MATTERS. We are not now aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any other matters not described in the Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your common shares. If the meeting is adjourned or postponed, your common shares may be voted by the proxy holders on the new meeting date as well, unless you have revoked your proxy instructions before that date.

     HOW TO REVOKE YOUR PROXY INSTRUCTIONS. To revoke your proxy instructions, you must (1) so advise Equity Office's Secretary, Stanley M. Stevens, c/o Equity Office Properties Trust, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606-2703, in writing or by facsimile before your Equity Office common shares have been voted by the proxy holders at the meeting, (2) re-vote your shares on the Internet, (3) deliver to Equity Office's Secretary before the date of the meeting your revised proxy instructions or (4) attend the meeting and vote your Equity Office common shares in person.

     HOW VOTES ARE COUNTED. A quorum of Equity Office common shares entitled to vote must be present in person or by proxy at the Annual Meeting. A majority of the outstanding Equity Office common shares entitled to vote constitutes a quorum. If you have returned valid proxy instructions or attend the meeting in person, your Equity Office common shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting.

     COST OF THIS PROXY SOLICITATION. Equity Office will pay the cost of its proxy solicitation. In addition to soliciting proxies by mail, we have engaged MacKenzie Partners, Inc., a proxy solicitation firm, to assist in obtaining proxies from our common shareholders on a timely basis. We will pay MacKenzie Partners, Inc.'s reasonable out-of-pocket expenses plus a $5,500 fee for these services. We will, upon request, reimburse brokers, banks and other nominees for their reasonable expenses in sending proxy material to their principals and obtaining their proxies.

     We also expect that some of our employees will solicit Equity Office common shareholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this.

     ATTENDING THE ANNUAL MEETING. If you are a holder of record and you plan to attend the Annual Meeting, please indicate this when you vote. If you are a beneficial owner of common shares held by a bank or broker, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote in person your common shares held in street name, you will have to obtain a proxy in your name from the registered holder.

     LIST OF SHAREHOLDERS. A list of shareholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the meeting, between the hours of 8:30 a.m. and 4:30 p.m. (C.D.T.), at our corporate offices located at Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606. You may arrange to review this list by contacting Stanley M. Stevens, the Secretary of Equity Office.

     MULTIPLE SHAREHOLDERS HAVING THE SAME ADDRESS. If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as "householding." If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report and proxy to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report, we will send a copy to you if you address your written request to or call Equity Office Properties Trust, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606-2703, Attention: Diane M. Morefield (telephone number:
1-800-692-5304). If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting Ms. Morefield in the same manner.

               -------------------------------------------------
                        PROPOSAL 1: ELECTION OF TRUSTEES
               -------------------------------------------------

     BOARD OF TRUSTEES. The business and affairs of Equity Office are managed under the direction of the Board of Trustees. Effective as of the Annual Meeting, the Board of Trustees will consist of 14 trustees. Our Board has responsibility for establishing broad corporate policies and for the overall performance of Equity Office, rather than day-to-day operating details.

     Our Declaration of Trust provides that our trustees are divided into three classes with each class having a term of three years. Four trustees will be elected at the Annual Meeting. The Board has re-nominated John A. Foster, William M. Goodyear, James D. Harper, Jr. and John S. Moody to serve as trustees of Equity Office until our 2005 annual meeting of shareholders.

     VOTE REQUIRED. There is no cumulative voting in the election of trustees. Trustees are elected by a plurality of votes cast at the meeting. Each Equity Office common share may be voted once for each position to be filled. Votes withheld for any trustee will not be counted. Because trustees are elected by plurality vote, any broker non-votes will have no effect on the result of the election.

     Although we know of no reason why any of the nominees would be unable to serve, should any nominee be unavailable for election, the proxy holders would vote your Equity Office common shares to approve the election of any substitute nominee proposed by the Board of Trustees.

     BOARD RECOMMENDATION. THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS INSTRUCTIONS TO WITHHOLD OR TO THE CONTRARY ARE GIVEN.

     PRINCIPAL OCCUPATION OF AND OTHER INFORMATION REGARDING NOMINEES AND TRUSTEES. Set forth below are biographies of each of the trustee nominees and our trustees whose terms of office continue after the Annual Meeting. The biographies include committee memberships which are indicated as follows: (A) Executive Committee, (B) Audit Committee, (C) Compensation and Option Committee,
(D) Conflicts Committee and (E) Trust Governance Committee. Ages are as of March 15, 2002.

NOMINEES FOR ELECTION TO TERMS EXPIRING IN 2005

     John A. Foster, 43, has been a trustee since July 2001. Mr. Foster currently is a private investor. He, along with Mr. Vought, currently is engaged in raising funds to invest in real estate assets, including office properties which they have indicated will not compete with assets of Equity Office. Mr. Foster was co-chief executive officer of Spieker Properties, Inc., a real estate investment trust that owned and operated office and industrial properties located in selected West Coast markets, from September 1999 until its merger into Equity Office in July 2001. From 1997 until 1999, he was chief investment officer of Spieker Properties, Inc. and from 1993 until 1997 was regional senior vice president of Spieker Properties, Inc. From 1988 until 1993, Mr. Foster was a partner of Spieker Partners, predecessor of Spieker Properties, Inc. He began his real estate career with Trammell Crow Company, a commercial real estate service company, in 1985 and was also employed by AT&T Corp. and Bain & Company, a global consulting firm. Mr. Foster is a past president of NAIOP (National Association of Industrial and Office Parks)-Silicon Valley Chapter. Committee memberships: none.

     William M. Goodyear, 53, has been a trustee since July 1997. Mr. Goodyear has been chairman and chief executive officer of Navigant Consulting, Inc., a management consulting company specializing in the energy and financial claims sectors, since May 2000 and has been a director of Navigant Consulting, Inc. since December 1999. From July 1997 until January 1999, Mr. Goodyear was chairman of Bank of America Illinois, the Midwest business unit of BankAmerica Corporation, and was president of Bank of America's Global Private Bank. Mr. Goodyear was chairman and chief executive officer of Bank of America Illinois, a subsidiary of BankAmerica Corporation, from September 1994 until June 1997, at which time it merged with Bank of America NT & SA. For more than two years prior to September 1994, Mr. Goodyear was a vice chairman and director of Continental Bank Corporation, the parent company of Continental Bank, N.A., a commercial bank which merged into Bank of America Illinois in September 1994. Since June 1992, Mr. Goodyear has been a member of the board of trustees of the Museum of Science and Industry in Chicago, Illinois. Mr. Goodyear has been a member of the board of trustees of the University of Notre Dame since May 1996 and a member of the board of trustees of Rush-Presbyterian St. Lukes Medical Center in Chicago, Illinois since June 1996. Mr. Goodyear currently chairs Equity Office's Audit Committee. Committee memberships: (B) and
(D).

     James D. Harper, Jr., 68, has been a trustee since July 1997. Mr. Harper has been president of JDH Realty Co., a real estate development and investment company, since 1982. He has been a managing partner since January 2000, and was a co-managing partner from 1988 until December 1999, of AH Development, S.E. and AH HA Investments, S.E., special limited partnerships formed to develop over 400 acres of land in Puerto Rico. Since May 1993, Mr. Harper has been a trustee of Equity Residential Properties Trust, a real estate investment trust that owns and operates multifamily residential properties. Mr. Harper currently chairs Equity Office's Compensation and Option Committee and its Conflicts Committee. Committee memberships: (B), (C) and (D).

     John S. Moody, 53, has been a trustee since June 2000. Mr. Moody has been president of Marsh & McLennan Realty Advisors, Inc., provider of leasing and property management services for Marsh & McLennan Companies' office building properties worldwide, since September 2001. He was chief executive officer and a director of Cornerstone Properties Inc., a real estate investment trust that owned and operated office buildings throughout the United States, from 1991 until its merger into Equity Office in June 2000. From June 1991 until February 1998 and from December 1998 until June 2000, Mr. Moody was president of Cornerstone Properties Inc., and from November 1997 until December 1998, he was chairman of Cornerstone Properties Inc. Since June 2001, Mr. Moody has been a director of Keystone Property Trust, a real estate investment trust engaged in the ownership, acquisition and development of industrial and office properties principally in the eastern portion of the United States. Committee memberships: none.

INCUMBENT TRUSTEES WITH TERMS EXPIRING IN 2003

     David K. McKown, 64, has been a trustee since July 1997. Mr. McKown has been a senior advisor to Eaton Vance Management, an investment fund manager located in Boston, Massachusetts, since May 2000. He was a group executive of Diversified Finance of BankBoston, N.A., a commercial bank, from 1993 until April 2000. Mr. McKown was chairman of the Domestic Senior Credit Committee of BankBoston, N.A. from 1985 until 1990 and was managing director for problem loan management of BankBoston, N.A. from 1990 until 1993. Committee memberships: (A),
(C) and (D).

     Sheli Z. Rosenberg, 60, has been a trustee since March 1997. Ms. Rosenberg has been vice chairman of Equity Group Investments L.L.C., an owner and financier of real estate and corporate investments, since February 2000. From January 1999 until January 2000, Ms. Rosenberg was chief executive officer and president of Equity Group Investments L.L.C. Ms. Rosenberg was chief executive officer and president of Equity Group Investments, Inc., from November 1994 through December 1998. From 1980 until September 1997, Ms. Rosenberg was a principal of the former law firm of Rosenberg & Liebentritt, P.C., in Chicago, Illinois. Since March 1993, Ms. Rosenberg has been a trustee of Equity Residential Properties Trust. Since August 1996, Ms. Rosenberg has been a director of Manufactured Home Communities, Inc., a real estate investment trust engaged in the ownership and management of manufactured home communities. Ms. Rosenberg was a director of Illinois Power Co., a supplier of electricity and natural gas in Illinois, from April 1997 until February 2000, when it was acquired by Dynegy Inc., a utility company, at which time Ms. Rosenberg became a director of Dynegy, Inc. Since May 1997, Ms. Rosenberg has been a director of CVS Corporation, a drugstore chain. Since July 1997, Ms. Rosenberg has been a trustee of Capital Trust, Inc., a specialized finance company. Since May 2000, Ms. Rosenberg has been a director of Cendant Corporation, a member-based consumer-services company that provides access to travel, shopping, dining, financial, and other services. Since November 2000, Ms. Rosenberg has been chairman of the board of iDine Rewards Network Inc., previously known as Transmedia Network, Inc., an administrator of dining reward programs. Since February 2001, she also has been a director of Ventas, Inc., a real estate investment trust that owns real estate leased to nursing home care providers. Ms. Rosenberg currently chairs Equity Office's Trust Governance Committee. Committee memberships: (C) and (E).

     Jan H.W.R. van der Vlist, 47, has been a trustee since June 2000. Mr. van der Vlist has been director of real estate of Stichting Pensioenfonds Voor de Gezondheid, Geestelijke en Maatschappelijke Belangen ("PGGM"), a Dutch pension fund, since 1998 and was deputy director of real estate of PGGM from January 1997 until May 1998. From November 1997 until June 2000, Mr. van der Vlist served as a director of Cornerstone Properties Inc. Mr. van der Vlist has been a board member of Societe Fonciere des Pimonts, a real estate company listed on the Paris Stock Exchange that operates non-residential properties in Paris, since January 1992. Committee memberships: (E).

     Craig G. Vought, 41, has been a trustee since July 2001. Mr. Vought currently is a private investor. He, along with Mr. Foster, currently is engaged in raising funds to invest in real estate assets, including office properties which they have indicated will not compete with assets of Equity Office. Mr. Vought was co-chief executive officer of Spieker Properties, Inc. from 1999 until its merger into Equity Office in July 2001. He was chief financial officer of Spieker Properties, Inc. from 1995 until 1999 and Senior Vice President of Spieker Properties, Inc. from 1993 until 1995. Prior to 1993, Mr. Vought was a partner of Spieker Partners, predecessor to Spieker Properties, Inc. He began his real estate career with Trammell Crow Company in 1986 and has also held positions at Chase Manhattan Bank, a commercial bank, and E.F. Hutton & Co., a national brokerage firm. Committee memberships: none.

     William Wilson III, 65, has been a trustee since June 2000. Mr. Wilson has been chairman of Wilson/ Equity Office, L.L.C., Equity Office's real estate investment and development joint venture, since June 2000. He was chairman and a director of Cornerstone Properties Inc. from December 1998 until its merger into Equity Office in June 2000. From 1978 until December 1998, Mr. Wilson was president and chairman of William Wilson & Associates, a private real estate development, construction management, property management and leasing company. Mr. Wilson has been a trustee of the California Academy of Science since July 1996 and a trustee of The Lawrenceville School in New Jersey since July 1989. Committee memberships: (A).

INCUMBENT TRUSTEES WITH TERMS EXPIRING IN 2004

     Thomas E. Dobrowski, 58, has been a trustee since July 1997. Mr. Dobrowski has been the managing director of real estate and alternative investments of General Motors Investment Management Corporation, an investment advisor to several pension funds, including those of General Motors Corporation, its subsidiaries and affiliates, located in New York, New York, since December 1994. Since March 1993, Mr. Dobrowski has been a director of Manufactured Home Communities, Inc. Since August 1998, Mr. Dobrowski has been a trustee of Capital Trust, Inc. Committee memberships: (B).

     Jerry M. Reinsdorf, 66, has been a trustee since July 1997. Mr. Reinsdorf has been chairman of the Chicago White Sox baseball team, chairman of the Chicago Bulls basketball team, and a partner of Bojer Financial Ltd., a real estate investment company located in Park City, Utah, for more than the past five years. Mr. Reinsdorf has served as a director of LaSalle National Bank, N.A., a commercial bank in Chicago, Illinois, since 1996 and is also a director of LaSalle National Corporation, its holding company. Since 1993, Mr. Reinsdorf has been a trustee of Northwestern University in Evanston, Illinois. Mr. Reinsdorf is a stockholder, officer and director of Jerbo Holdings I, Inc., the corporate general partner of a limited partnership which is the general partner of Bojer Realty Limited Partnership I. Committee memberships: none.

     Edwin N. Sidman, 59, has been a trustee since March 1998. Mr. Sidman served as chairman of the board and a director of Beacon Properties Corporation, a real estate investment trust that owned and operated office and retail buildings throughout the United States, from 1994 until its merger into Equity Office in December 1997. He has been chairman of the board of The Beacon Companies, a private company in Boston, Massachusetts involved in real estate investment, development and management, since 1998 and was president of The Beacon Companies for more than five years prior to 1998. Since 1996, Mr. Sidman has been chairman of H2O Applied Technologies, a water conservation company in Boston, Massachusetts. Before joining Beacon Properties Corporation's predecessor in 1971, Mr. Sidman practiced law with the predecessor of the firm of Rubin and Rudman in Boston, Massachusetts. Mr. Sidman's past professional affiliations include service as chairman of the National Realty Committee, now the Real Estate Roundtable. Mr. Sidman is a member of the board of trustees and executive committee of Duke University and a member of the board of directors and executive committee of the United Way of Massachusetts Bay. Committee memberships: (E).

     Warren E. "Ned" Spieker, Jr., 57, has been a trustee since July 2001. Mr. Spieker has been a partner of Spieker Partners, a private real estate investment and development firm in Menlo Park, California, since July 2001. He was chairman of the board of directors of Spieker Properties, Inc. from November 1993 until its merger into Equity Office in July 2001 and was chief executive officer of Spieker Properties, Inc. from November 1993 until September 1999. Mr. Spieker was a managing partner and board member of Trammell Crow Company from 1970 until 1987. He is a board member of Health Care Property Investors, Inc., a real estate investment trust and investor in healthcare-related real estate situated throughout the United States located in Newport Beach, California. Mr. Spieker is a member of the board of governors and a member of the executive committee of the National Association of Real Estate Investment Trusts, Inc. Committee memberships: none.

     Samuel Zell, 60, has been a trustee and Chairman of the Board of Equity Office since October 1996 and was named President and Chief Executive Officer of Equity Office in April 2002. Mr. Zell has served as chairman of the board of directors of Equity Group Investments, L.L.C. since January 1999. For more than the past five years, Mr. Zell has served as chairman of the board of directors of Anixter International Inc. and Manufactured Home Communities, Inc., as a director and chairman of the board of American Classic Voyages Co., a provider of overnight passenger cruises in the United States, and as chairman of the board of trustees of Equity Residential Properties Trust. For more than five years, until December 1998, Mr. Zell was chairman of the board of directors of Equity Group Investments, Inc. Since July 1997, Mr. Zell has been chairman of the board of directors of Capital Trust, Inc. Since March 1997, Mr. Zell has served as a director of Chart House Enterprises, Inc., an owner and operator of restaurants, and since May 1998, has been chairman of the board of directors of Chart House Enterprises, Inc. Since July 1999, Mr. Zell has served as chairman of the board of directors of Danielson Holding Corporation, an insurance holding company. Mr. Zell currently chairs Equity Office's Executive Committee. Committee memberships: (A).

     In connection with Equity Office's acquisition of Spieker Properties, Inc. in July 2001, Messrs. Foster, Vought and Spieker were appointed as trustees, with initial terms expiring in 2002, 2003 and 2004, respectively, as required by the terms of the merger agreement for that transaction.

     In connection with Equity Office's acquisition of Cornerstone Properties Inc. in June 2000, Messrs. Moody, van der Vlist and Wilson were appointed as trustees, with initial terms expiring in 2002, 2003 and 2003, respectively, as required by the terms of the merger agreement for that transaction. Under the merger agreement and a related voting agreement entered into with PGGM, Equity Office also is obligated to nominate Mr. van der Vlist for reelection to the Board of Trustees in 2003 and 2006 if PGGM and its affiliates continue to own at least 21,000,000 of the issued and outstanding Equity Office common shares, as adjusted for stock splits or similar actions, at all times up to the time the trustees are being elected in those years. See "Security Ownership of Principal Shareholders." If Mr. van der Vlist fails to stand for reelection in 2003 or 2006 for any reason, or in the event of his death or earlier resignation, and if PGGM continues to own at least 21,000,000 of the issued and outstanding Equity Office common shares as described above, Equity Office is required to take all action necessary to nominate a replacement designated by PGGM for election or reelection as a trustee for an additional three-year term, subject to Equity Office's approval if the replacement is not an officer, director or employee of PGGM.

 ------------------------------------------------------------------------------
                MEETINGS AND COMMITTEES OF THE BOARD OF TRUSTEES
 ------------------------------------------------------------------------------

     MEETINGS. Our Board held five meetings during 2001. No trustee attended fewer than 75% of the meetings of the Board and those committees on which he or she served during the year. The Board of Trustees has standing executive, compensation and option, audit, trust governance and conflicts committees, which are described below.

     EXECUTIVE COMMITTEE. Our Board's Executive Committee consists of the trustees identified above, with Mr. Zell as its Chairman. Subject to limitations which are specified by resolutions adopted by the Board of Trustees, the Executive Committee has the general authority to acquire, dispose of and finance investments and to approve the execution of contracts and agreements, including those related to indebtedness. Our Executive Committee met once in 2001.

     COMPENSATION AND OPTION COMMITTEE. Our Board's Compensation and Option Committee consists of the trustees identified above, with Mr. Harper as its Chairman. The Compensation and Option Committee determines compensation and benefits for all executive officers and consults with our Board's disinterested Board members with respect to the compensation and benefits for our President and Chief Executive Officer. Our Compensation and Option Committee met 12 times during 2001.

     CONFLICTS COMMITTEE. Our Board's Conflicts Committee consists of the trustees identified above, with Mr. Harper as its Chairman. Our Bylaws authorize any trustee to require that the Conflicts Committee review and, subject to limitations specified in our Bylaws, approve any transaction in which a trustee has a direct or indirect interest. Our Conflicts Committee met once during 2001.

     TRUST GOVERNANCE COMMITTEE. Our Board's Trust Governance Committee consists of the trustees identified above, with Ms. Rosenberg as its Chairman. Our Committee on Trust Governance is responsible for on-going review of the effectiveness of our Board, the maintenance of criteria and procedures for the identification and recruitment of candidates for election or reelection as trustees and the recommendation to our Board, with the advice of our Board's Chairman and our President and Chief Executive Officer, of the Board's nominees for election or reelection as trustees. The Trust Governance Committee will consider qualified nominees recommended by shareholders. Shareholders who wish to suggest qualified nominees should write to our Secretary, Stanley M. Stevens, c/o Equity Office Properties Trust, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606-2703. Our Trust Governance Committee met four times during 2001.

     AUDIT COMMITTEE. Our Board's Audit Committee consists of the trustees identified above, with Mr. Goodyear as its Chairman. The Audit Committee, among other duties, recommends the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of Equity Office's and EOP Operating Limited Partnership's internal accounting controls. The Audit Committee met five times during 2001. The Board of Trustees believes that each of the members of the Audit Committee is an "independent" trustee within the meaning of applicable rules of the New York Stock Exchange. The Board of Trustees adopted an audit committee charter on August 3, 2000 in compliance with rules that had been issued by the New York Stock Exchange. In 2001, the audit committee charter was amended and restated in its entirety to update the audit committee charter and address the requirements of the Securities and Exchange Commission's "Revision of the Commission's Auditor Independence Requirements," which became effective February 5, 2001. A copy of the amended and restated audit committee charter is attached to this Proxy Statement as Annex A.

                      ------------------------------------
                             AUDIT COMMITTEE REPORT
                      ------------------------------------

     The Audit Committee reviews our financial reporting process on behalf of the Board of Trustees. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2001 Annual Report on Form 10-K with Equity Office's management and the independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

     The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from Equity Office and its management, including the matters in the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, a copy of which the Audit Committee has received.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board the inclusion of the audited financial statements in Equity Office's 2001 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

                                          AUDIT COMMITTEE
                                          William M. Goodyear, Chairman
                                          Thomas E. Dobrowski
                                          James D. Harper, Jr.

                       ----------------------------------
                              TRUSTEE COMPENSATION
                       ----------------------------------

     ANNUAL FEES. During 2001, Timothy H. Callahan, President and Chief Executive Officer of Equity Office until his resignation in April 2002, did not receive any fees for his services as trustee. Each of our non-employee trustees receives an annual fee of $50,000 and an additional $1,000 per annum for each committee on which he or she serves. Committee chairs receive an additional $500 per annum for each committee chaired. Under our 1997 Share Option and Share Award Plan, as amended, these fees are generally paid in Equity Office common shares.

     OPTIONS. Other than Mr. van der Vlist, non-employee trustees receive an annual grant of options to purchase 10,000 Equity Office common shares on the date of each annual meeting of shareholders under our 1997 Share Option and Share Award Plan, as amended. The exercise price of these options equals the fair market value on the date of grant, as determined under the Plan. The annual trustee option grants vest as follows: options for 3,333 common shares vest six months after the grant date; options for an additional 3,333 common shares vest on the first anniversary of the grant date; and options for the remaining 3,334 common shares vest on the second anniversary of the grant date. Vesting is accelerated if a trustee is not re-elected to the Board or upon a change in control of Equity Office. Under the terms of Equity Office's 1997 Share Option and Share Award Plan, as amended, if an individual becomes a member of the Board other than at the annual meeting, he or she is entitled to a prorated option grant based upon the number of days until the next annual meeting. In connection with their initial appointment as trustees in July 2001, Messrs. Foster, Spieker and Vought each received a prorated option grant of 8,300 common shares at an option exercise price of $30.54 per share. Because Mr. van der Vlist may not retain compensation paid to him as a trustee of Equity Office under guidelines imposed by PGGM, instead of annual option grants for 10,000 shares for serving on the Board, Mr. van der Vlist will receive share appreciation rights exercisable for cash for an equivalent number of shares, which will be transferred to PGGM.

--------------------------------------------------------------------------------
       COMMON SHARE AND UNIT OWNERSHIP BY TRUSTEES AND EXECUTIVE OFFICERS
--------------------------------------------------------------------------------

     This table indicates how many Equity Office common shares and units of partnership interest in EOP Operating Limited Partnership the trustees and executive officers beneficially owned as of March 15, 2002. In general, "beneficial ownership" includes those common shares a trustee or executive officer has the power to vote, or the power to dispose, EOP Partnership units that are redeemable and share options or warrants that are exercisable, currently or become exercisable, or redeemable, within 60 days. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all common shares shown as beneficially owned by them.

                                  COMMON SHARES    OPTIONS AND/OR
                                    AND UNITS         WARRANTS       PERCENTAGE OF       PERCENTAGE OF
                                  BENEFICIALLY      EXERCISABLE       ALL COMMON          ALL COMMON
NAME                                OWNED(1)       WITHIN 60 DAYS      SHARES(1)      SHARES AND UNITS(2)
----                              -------------    --------------    -------------    -------------------
Samuel Zell(3)..................   13,261,600        1,983,333           3.6%                3.1%
Timothy H. Callahan(4)..........      730,190        1,054,000          *                  *
D.J. Andre de Bock (5)..........        2,500           33,333          *                  *
Thomas E. Dobrowski.............            0           90,583          *                  *
John A. Foster(6)...............      367,803            2,766          *                  *
William M. Goodyear.............       26,550           90,583          *                  *
James D. Harper, Jr.............        8,919          137,833          *                  *
David K. McKown.................       12,106           90,583          *                  *
John S. Moody Sr................       36,893            9,199          *                  *
Jerry M. Reinsdorf..............       10,540           90,583          *                  *
Sheli Z. Rosenberg(7)...........      293,481          169,833          *                  *
Edwin N. Sidman(8)..............      369,244           35,433          *                  *
Warren E. Spieker, Jr.(9).......    4,903,606            2,766           1.2%                1.0%
Craig G. Vought(10).............      274,573            2,766          *                  *
William Wilson III(11)..........    1,943,799            9,199          *                  *
Jan H.W.R. van der Vlist(12)....            0                0          *                  *
Richard D. Kincaid..............      282,916          423,333          *                  *
Peter H. Adams(13)..............       82,495          174,332          *                  *
David A. Helfand................      159,899          182,499          *                  *
Stanley M. Stevens(14)..........      140,303          375,000          *                  *
All trustees and executive
  officers as a group (22
  persons)......................   23,064,422        5,311,289           6.4%                5.7%

---------------

* Less than 1%.

(1) The number of common shares beneficially owned is based on SEC regulations regarding the beneficial ownership of securities. Assumes a total of 416,193,708 common shares outstanding as of March 15, 2002. The percentage of common shares beneficially owned by a person assumes that all EOP Partnership units held by the person are exchanged for common shares, that none of the EOP Partnership units held by other persons are so exchanged, that all options and warrants exercisable within sixty days of March 15, 2002 to acquire common shares held by the person are exercised and that no options or warrants to acquire common shares held by other persons are exercised.

(2) Assumes a total of 472,418,300 common shares and EOP Partnership units outstanding as of March 15, 2002 (416,193,708 common shares and 56,224,592 EOP Partnership units).

(3) Includes 22,689 common shares held directly by Mr. Zell, 1,802,413 common shares (assuming redemption of 1,775,065 EOP Partnership units) held by Samstock/SZRT, L.L.C., 1,932,540 common shares (assuming redemption of 1,919,706 EOP Partnership units) held by EGI Holdings, Inc., 2,248,757 common shares (assuming redemption of 1,990,579 EOP Partnership units) held by

     Samstock/Alpha, L.L.C., 7,249,871 common shares (assuming redemption of 6,010,399 EOP Partnership units) held by Samstock/ZFT, L.L.C., and 5,321 common shares (assuming redemption of 5,321 EOP Partnership units) held by Samstock/ZGPI, L.L.C., which may be deemed to be beneficially owned by Mr. Zell. The number in the table excludes an additional 2,140,850 common shares (assuming the redemption of 2,084,762 EOP Partnership units) in which Mr. Zell has a pecuniary interest but does not have voting or dispositive power.

(4) Mr. Callahan resigned as President and Chief Executive Officer and as a trustee of Equity Office in April 2002. Includes 730,190 common shares (assuming redemption of 89,338 EOP Partnership units) held by Mr. Callahan.

(5) Mr. de Bock's term of office as a trustee will not continue after the 2002 Annual Meeting.

(6) Includes 367,803 common shares (assuming redemption of 278,355 EOP Partnership units) held by Mr. Foster.

(7) Includes 293,481 common shares (assuming redemption of 191,134 EOP Partnership units) held by Ms. Rosenberg.

(8) Includes 359,244 common shares (assuming redemption of 347,516 EOP Partnership units) held directly and indirectly by Mr. Sidman. Excludes 532,718 common shares (assuming redemption of 532,718 EOP Partnership units) held by The Leventhal Family Limited Partnership, of which Mr. Sidman's spouse is a general partner. Mrs. Sidman has a pecuniary interest in these excluded shares.

(9) Includes 48,938 common shares held by Mr. Spieker as trustee for the Spieker Living Trust and 4,854,668 common shares (assuming redemption of 4,598,760 EOP Partnership units) owned directly by Mr. Spieker.

(10) Includes 274,573 common shares (assuming redemption of 203,199 EOP Partnership units) held by Mr. Vought.

(11) Includes 72,711 shares (assuming redemption of 16,188 EOP Partnership units) held by Mr. Wilson as trustee for three trusts for the benefit of his children, 1,503,192 shares (assuming redemption of 1,151,668 EOP Partnership units) owned directly by Mr. Wilson, 209,561 shares (assuming redemption of 209,561 EOP Partnership units) deemed beneficially owned by Mr. Wilson as a result of his control of Wilson Investment Associates, Ltd. and 158,335 shares (assuming redemption of 158,335 EOP Partnership units) beneficially owned by Mr. Wilson through a family partnership.

(12) Mr. van der Vlist serves as PGGM's representative on our Board of Trustees. See "Security Ownership of Principal Shareholders."

(13) Includes 82,495 common shares (assuming redemption of 836 EOP Partnership units) held by Mr. Adams.

(14) Includes 140,303 common shares (assuming redemption of 6,927 EOP Partnership units) held by Mr. Stevens.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our trustees and executive officers to file reports of holdings and transactions in Equity Office shares with the SEC and the New York Stock Exchange. We believe that, during 2001, all applicable filing requirements of our executive officers and trustees were satisfied except for William Wilson III, who was late in filing two reports relating to the sale of 150,000 common shares and the transfer of 1,333 common shares.

                     -------------------------------------
                             EXECUTIVE COMPENSATION
                     -------------------------------------

REPORT OF THE COMPENSATION AND OPTION COMMITTEE ON EXECUTIVE COMPENSATION

     OVERVIEW

     The Compensation and Option Committee of the Board of Trustees, composed exclusively of independent, non-management trustees, has the responsibility to review and approve compensation and benefit programs for all officers of Equity Office. In addition, the Compensation and Option Committee reviews compensation and benefit programs applying to all employees of Equity Office. During 2001, the Compensation and Option Committee met with an internationally recognized independent executive compensation consultant to ensure Equity Office's compensation programs were competitive and appropriate given Equity Office's business priorities. This consultant concluded that the level of compensation for Equity Office's executives overall is competitive with the real estate industry, S&P 500 companies and the non-real estate industry.

     The Compensation and Option Committee has followed a philosophy of providing highly competitive pay opportunities to its executives, tied heavily to Equity Office's performance, in order to attract, motivate and retain top-caliber individuals. This philosophy is implemented through a combination of base salary, incentive bonus, share option and restricted share grants. Aligning the interests of executives and shareholders is also an underpinning of Equity Office's pay philosophy. This aspect of Equity Office's philosophy is implemented through delivering a significant portion of total remuneration through share-based pay (on average, over 50% of the total remuneration for Equity Office's senior executives in 2001 was delivered in share options and restricted shares) and requiring minimum share ownership levels by senior management.

     The competitive market for Equity Office's executive talent is represented by a broad spectrum of companies. Equity Office's inclusion in the S&P 500 Index in 2001 reflects Equity Office's growing presence among general industrial companies. Additionally, Equity Office continues to compete for executive talent against the full spectrum of real estate and general industry. As such, the Compensation and Option Committee reviews market pay data for executives from other large public real estate investment trusts (which we refer to as "REITs"), the real estate industry in general, public non-real estate companies of comparable size to Equity Office and other non-public companies.

     TYPES OF COMPENSATION

     The three major components of executive compensation are base salary, incentive bonus and long-term/equity compensation in the form of share options and restricted shares.

     BASE SALARY. Compensation levels for each position are based on a combination of the competitive pay data (developed using the above-referenced reviews of market pay data) for the position, the position's level of responsibility and the individual's performance.

     INCENTIVE BONUS. Incentive compensation, in the form of discretionary bonus awards, is structured in a manner that is intended to motivate senior officers and all other eligible employees by linking bonus awards to company, team and individual performance. Equity Office has created and promotes a culture of performance, which is reflected in these bonus determinations. Specific company performance measures considered in bonus determinations include, but are not limited to, funds from operations, same-store net operating income, tenant satisfaction and total shareholder return.

     Each bonus-eligible employee is assigned a target award opportunity, expressed as a percentage of the individual's base salary. These target award opportunities range from 4% to 100% of salary depending on position and salary grade. These target awards are intended to be representative, in aggregate, of target bonus awards illustrated by the competitive pay data. Actual awards may be more or less than target, depending on the performance of Equity Office, the individual and, in some cases, the individual's work group. Management makes recommendations for awards for the year based on performance for all participants except the President and Chief Executive Officer. The Compensation and Option Committee is responsible for reviewing and approving management's recommendations and for determining an award for the President and Chief Executive Officer. The Compensations and Option Committee has the discretion to make these awards in cash or shares.

     SHARE OPTIONS AND RESTRICTED SHARE AWARDS. The Compensation and Option Committee strongly believes that the interests of shareholders are best served by providing employees the opportunity to become shareholders. This is achieved through the granting of share options to all eligible employees and the issuance of restricted share awards to key employees, thus maximizing the employee's incentive for the share price to increase. The members of the Compensation and Option Committee believe that superior executive performance, over the long-term, will enhance long-term share performance and that such arrangements further reinforce management's goals and incentives to achieve shareholder objectives. The Compensation and Option Committee uses competitive pay data and an assessment of the achieved performance of each senior officer to determine the amount of share options and restricted shares awarded to each such officer.

     CHIEF EXECUTIVE OFFICER'S COMPENSATION

     In March 2001, Mr. Callahan's base salary was increased to $850,000 from $825,000. The increase was made to maintain Mr. Callahan's salary at a level consistent with that for chief executive officers at similarly positioned companies. In March 2001, Mr. Callahan was awarded 312,000 share options and 125,000 restricted shares. These grant levels were consistent with grants previously provided to Mr. Callahan.

     As a result of the economic downturn in late 2001, management decided in January 2002 to suspend base salary increases, which regularly are effected in March, for exempt employees. Additionally, the Compensation and Option Committee determined, based on a recommendation from management, to limit aggregate bonus payments to target bonus amounts for senior management and bonus-eligible employees. This action generally resulted in lower bonus payments for 2001 performance for bonus-eligible employees. Mr. Callahan did not receive a bonus for 2001.

     In April 2002, the Board of Trustees of Equity Office announced that it had accepted the resignation of Mr. Callahan as President and Chief Executive Officer and as a trustee of Equity Office. The Board of Trustees has appointed Mr. Zell to assume the additional roles of President and Chief Executive Officer. Mr. Callahan is expected to continue to consult with Mr. Zell through a transition period. The Board of Trustees has appointed a transition committee comprised of three trustees, Mr. Zell, Ms. Rosenberg and Mr. Foster, to oversee the search for a successor. Ms. Rosenberg serves as chair of this committee.

     POLICY REGARDING SECTION 162(M)

     Section 162(m) of the Internal Revenue Code limits to $1 million Equity Office's tax deduction each year for compensation to each of its Chief Executive Officer and other four most highly paid executive officers, except for certain qualifying "performance-based compensation." Equity Office believes that because it qualifies as a REIT under the Code and therefore is not subject to federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) will not affect Equity Office's taxable income. However, to the extent that compensation does not qualify for deduction under Section 162(m), a larger portion of shareholder distributions may be subject to federal income tax expense as dividend income rather than return of capital, and any such compensation allocated to Equity Office's taxable REIT subsidiaries whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct such compensation.

                                          COMPENSATION AND OPTION COMMITTEE
                                          James D. Harper, Jr., Chairman
                                          David K. McKown
                                          Sheli Z. Rosenberg

     PERFORMANCE GRAPH. The following graph compares our shareholder returns (assuming reinvestment of dividends) since July 11, 1997, the date of our initial public offering, with the S&P 500 Composite Stock Index and the index of equity REITs prepared by the National Association of Real Estate Investment Trusts. The graph assumes an investment of $100 in each of Equity Office and the S&P 500 Index on July 11, 1997 and, with respect to the NAREIT Index, on July 30, 1997. Equity REITs are defined as those companies which derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax-qualified REITs listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market.

                              [PERFORMANCE GRAPH]

     The points on the graph represent the following numbers:

                                INDEXED RETURNS

                                                                   YEAR ENDED
                                        BASE     -----------------------------------------------
COMPANY / INDEX                        11JUL97    DEC97     DEC98     DEC99     DEC00     DEC01
---------------                        -------   -------   -------   -------   -------   -------
EQUITY OFFICE                           $100     $152.89   $122.45   $133.89   $188.32   $184.88
S&P 500 INDEX                           $100     $106.77   $137.28   $166.17   $151.04   $133.09
NAREIT INDEX                            $100     $108.91   $ 88.41   $ 82.68   $104.08   $120.22

---------------

(1) The Comparison of Cumulative Total Returns was prepared for us by S&P's Institutional Market Services.

     SUMMARY COMPENSATION TABLE. The following table shows the annual compensation for Timothy H. Callahan, the former President and Chief Executive Officer of Equity Office, and the other four most highly compensated executive officers of Equity Office (the "named executive officers").

                                        ANNUAL COMPENSATION    LONG-TERM COMPENSATION AWARDS
                                       ---------------------   ------------------------------
                                                                RESTRICTED       SECURITIES      ALL OTHER
                                        SALARY      BONUS      COMMON SHARE      UNDERLYING     COMPENSATION
NAME AND PRINCIPAL POSITION(S)  YEAR    ($)(1)      ($)(2)     AWARDS ($)(3)   OPTIONS (#)(4)      ($)(5)
------------------------------  ----   --------   ----------   -------------   --------------   ------------
Timothy H. Callahan (6)......   2001   $850,000   $        0    $3,602,500        312,000         $ 6,800
  President and Chief           2000   $825,000   $1,500,000    $2,984,375              0         $10,200
  Executive Officer             1999   $700,000   $1,200,000    $        0        300,000         $ 9,600
Richard D. Kincaid...........   2001   $410,000   $  400,000    $1,786,840        120,000         $ 6,800
  Executive Vice President,     2000   $390,000   $  500,000    $1,313,125              0         $10,200
  Chief Operating Officer and   1999   $325,000   $  450,000    $        0        110,000         $ 9,600
  Chief Financial Officer
Peter H. Adams...............   2001   $350,460   $  275,000    $  691,680         50,000         $ 6,800
  Executive Vice President-     2000   $330,000   $  343,300    $  429,750              0         $10,200
  Strategic Planning and        1999   $275,363   $  220,290    $        0         40,000         $ 9,600
  Operations
David A. Helfand.............   2001   $367,500   $  300,000    $1,441,000        100,000         $ 3,392
  Executive Vice President-     2000   $350,000   $  450,000    $  907,250              0         $ 3,400
  New Business Development      1999   $302,596   $  375,000    $        0        100,000         $ 3,200
Stanley M. Stevens...........   2001   $400,000   $  225,000    $  749,320         75,000         $ 6,800
  Executive Vice President and  2000   $390,000   $  325,000    $  596,875              0         $10,200
  Chief Legal Counsel           1999   $375,000   $  350,000    $        0         75,000         $ 9,600

---------------

(1) Amounts shown include cash compensation earned and received by the named executive officers for service during the indicated year as well as amounts earned but deferred at the election of these officers.

(2) Cash and non-cash bonuses payable in common shares, including amounts earned but deferred, are reported in the year in which the compensation service was performed, even if the bonuses were paid in a subsequent year.

(3) Represents the dollar value of restricted share awards made during the indicated year calculated by multiplying the closing market price of Equity Office common shares on the date of grant by the number of shares awarded. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the common shares. The restricted share awards vest over a five-year period (50% on the third anniversary of the grant date, 25% on the fourth anniversary of the grant date, and 25% on the fifth anniversary of the grant date). In the event of a change in control, under the terms of the restricted share agreements, all unvested restricted share awards would become immediately vested. A change in control under the 1997 Share Option and Share Award Plan generally means the acquisition by a person, entity or group of more than 50% of the outstanding Equity Office common shares, a merger or consolidation of Equity Office with one or more other entities as a result of which Equity Office's common shareholders immediately before the transaction hold less than 50% of the outstanding shares of the surviving entity or a transfer of substantially all of the property of Equity Office other than to an entity owned 50% or more by Equity Office.

     The number and value of the aggregate restricted share holdings of each named executive officer at December 31, 2001 were as follows:

                                        NUMBER OF RESTRICTED       VALUE AT
NAME                                    COMMON SHARE AWARDS    DECEMBER 31, 2001
----                                    --------------------   -----------------
Timothy H. Callahan...................        343,750             $10,340,000
Richard D. Kincaid....................        153,750             $ 4,624,800
Peter H. Adams........................         47,000             $ 1,413,760
David A. Helfand......................         95,500             $ 2,872,640
Stanley M. Stevens....................         68,250             $ 2,052,960

    Distributions are paid on all restricted common share awards at the same rate as on unrestricted common shares.

(4) Securities underlying options are reported in the year granted. In the event of a change in control, under the terms of the share option agreements, all unvested options would become immediately vested.

(5) Includes employer matching and profit-sharing contributions to Equity Office's 401(k) Retirement Savings Plan.

(6) Mr. Callahan resigned as President and Chief Executive Officer and as a trustee of Equity Office in April 2002.

     2001 OPTION GRANTS. The following table shows the number and value of share options granted to each named executive officer in 2001.

                                                INDIVIDUAL GRANTS
                                       ------------------------------------
                                                     PERCENT OF
                                       NUMBER OF       TOTAL
                                       SECURITIES     OPTIONS      EXERCISE
                                       UNDERLYING    GRANTED TO     PRICE
                                        OPTIONS     EMPLOYEES IN     PER                   GRANT DATE
                                        GRANTED     FISCAL YEAR     COMMON    EXPIRATION    PRESENT
NAME                                      (1)           2001       SHARE(2)      DATE       VALUE(3)
----                                   ----------   ------------   --------   ----------   ----------
Timothy H. Callahan..................   312,000         7.5%        $29.98     02/15/11    $1,363,440
Richard D. Kincaid...................   120,000         2.9%        $29.98     02/15/11    $  524,400
Peter H. Adams.......................    50,000         1.2%        $29.98     02/15/11    $  218,500
David A. Helfand.....................   100,000         2.4%        $29.98     02/15/11    $  437,000
Stanley M. Stevens...................    75,000         1.8%        $29.98     02/15/11    $  327,750

---------------

(1) All options were granted at the fair market value of the Equity Office common shares as of the date of grant. Options granted are for a term of not more than ten years from the date of grant and vest in three annual installments over three years beginning on the first anniversary of the grant date.

(2) The exercise price for the options granted on February 15, 2001 was the average closing price of the Equity Office common shares as listed on the New York Stock Exchange for the five trading days immediately preceding the date of grant.

(3) As permitted by SEC rules, Equity Office elected to represent the present value of the share options at the date of grant set forth in this table calculated using the Black-Scholes option-pricing model. Equity Office's use of this model should not be construed as an endorsement of its accuracy at valuing options. All share option models require a prediction about the future movement of the share price. The following assumptions were made for purposes of calculating grant date present value: expected time of exercise of five years, volatility of 22.56%, risk-free interest of 5.50% and a dividend yield of 6.01%. The real value of the options in this table depends upon the actual performance of Equity Office's common shares during the applicable period the options are exercised. The dollar amounts in this column are not intended to forecast potential future appreciation, if any, of Equity Office's common shares.

     OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES. The following table shows the number and value of share options (exercisable and unexercisable) for each of the named executive officers as of December 31, 2001.

                          COMMON                       NUMBER OF SECURITIES       VALUE OF UNEXERCISED IN-THE-
                          SHARES                      UNDERLYING UNEXERCISED        MONEY OPTIONS AT 12/31/01
                        ACQUIRED ON                   OPTIONS AT 12/31/01 (#)                ($) (1)
                         EXERCISE        VALUE      ---------------------------   -----------------------------
NAME                        (#)       REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                    -----------   -----------   -----------   -------------   ------------   --------------
Timothy H. Callahan...         0       $      0       950,000        412,000       $4,991,000       $616,700
Richard D. Kincaid....    50,000       $550,035       383,333        156,667       $2,072,164       $226,685
Peter H. Adams........         0       $      0       157,666         63,334       $1,070,709       $ 83,070
David A. Helfand......         0       $      0       149,166        133,334       $  812,179       $205,170
Stanley M. Stevens....         0       $      0       350,000        100,000       $2,155,750       $153,875

---------------

(1) Represents the fair market value of a common share on December 31, 2001 ($30.08) less the option exercise price. An option is "in-the-money" if the fair market value of the common shares subject to the option exceeds the option exercise price.

     CHANGE IN CONTROL AGREEMENTS. Equity Office has entered into change in control agreements with each of the named executive officers and certain other key employees to address the terms and conditions of their employment in the event of a change in control. A change in control will generally be deemed to have occurred upon (a) a third party's acquisition of 30% or more of the combined voting power of Equity Office's voting securities, (b) shareholder approval of a merger, consolidation or other similar reorganization transaction if the shareholders prior to the transaction hold less than 70% of the voting power of the outstanding voting securities of Equity Office after the transaction and the individuals constituting the Board of Trustees prior to the transaction represent less than a majority of the Board of Trustees after the transaction, (c) a complete liquidation or dissolution of Equity Office, (d) an agreement for the sale or other disposition of all or substantially all of the assets of Equity Office (other than to an entity of which at least 70% of the voting shares are owned directly or indirectly by Equity Office) or (e) the rejection of the entire slate of trustees that the Board proposes at a single election of trustees or the rejection of one-half or more of the trustees that the Board proposes over any two or more consecutive elections of trustees.

     Under the change in control agreements, in the event that the executive officer is dismissed within two years following the effective date of a change in control "without cause" or resigns for "good reason" (as these terms are defined in the change in control agreements), the executive officer would be entitled to all accrued but unpaid compensation and benefits in a lump sum cash payment consisting of the executive officer's base salary and pro-rated bonus through the date of termination and a severance payment equal to a multiple (3.0 for Mr. Callahan and 2.5 for each of the other named executive officers) times the sum of (a) the greater of (x) the executive officer's annual base salary, at the rate in effect immediately before the change in control, and (y) the executive officer's annual base salary, at the rate in effect immediately before his or her termination of employment, and (b) the average of the executive officer's annual bonus for the last three fiscal years. The executive officer and his or her dependents would also continue to be eligible to participate for a period equivalent in years to the multiple of base salary described above in the medical, health, life, disability and hospitalization benefit plans, and all share options and restricted share awards held by the executive officer would become immediately vested, to the extent not previously accelerated. In addition, under the change in control agreements, if any payments made to the executive officer would result in an excise tax imposed by Section 4999 of the Internal Revenue Code, the executive officer would become entitled to receive a tax reimbursement payment that would put the executive officer in the same financial position after-tax that he would have been in if the excise tax did not apply to such amounts.

     TERMINATION OF EMPLOYMENT ARRANGEMENTS. In February 2002 and April 2002, Equity Office entered into severance arrangements with two former executive vice presidents of Equity Office. For financial statement purposes, Equity Office will record $3.0 million and $3.4 million of expense relating to these severance arrangements during the first and second quarters of 2002, respectively. These amounts include the income statement impact of the acceleration of vesting of share options and restricted shares and the severance payments made to these two individuals. Equity Office intends to enter into a severance arrangement with Mr. Callahan in connection with his resignation as President and Chief Executive Officer in April 2002. Equity Office's Board has directed that his severance arrangement, including the possible acceleration of vesting of certain share options and restricted shares held by Mr. Callahan and any severance amounts paid to him, not exceed industry standards. However, Equity Office can give no assurance as to the exact amount because the severance arrangement has not been negotiated and finalized. The expense related to the severance arrangement to be entered into with Mr. Callahan will be recorded in the quarter in which the arrangement is entered into.

   --------------------------------------------------------------------------
                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
   --------------------------------------------------------------------------

     ZELL AFFILIATES. Equity Office leases office space at Two North Riverside Plaza, Chicago, Illinois from Two North Riverside Plaza Joint Venture, a partnership comprised of trusts established for the benefit of the families of Samuel Zell and Robert Lurie, a deceased former business partner of Mr. Zell. Mr. Zell is the Chairman of the Board of Equity Office. In April 2002, Mr. Zell was named to the additional positions of President and Chief Executive Officer of Equity Office. We paid approximately $3.0 million during 2001 to Two North Riverside Plaza Joint Venture and its affiliates for such office space.

     Our management company subsidiary has entered into third-party management contracts and a licensing agreement to manage and license space at certain properties owned or controlled by affiliates of Mr. Zell. Income recognized by us for providing these management services during 2001 was approximately $1.5 million.

     Effective as of October 7, 1999, Equity Risk Services, L.L.C., a subsidiary of Equity Office, entered into a personnel contract services agreement with EGI Risk Services, Inc., an affiliate of Equity Group Investments, L.L.C., which we refer to as "EGI," to provide real estate tax consulting and risk management services to EGI and certain affiliates of EGI. EGI is an affiliate of Mr. Zell. In 2001, EGI and its affiliates paid us approximately $231,000 for these services.

     CAPITAL TRUST. On July 28, 1998, we purchased for $48.5 million 50,000 8.25% Step-Up Convertible Trust Preferred Securities, $1,000 liquidation preference per share, issued by CT Convertible Trust I, a subsidiary of Capital Trust, Inc., which we refer to as "Capital Trust," in a private placement. The preferred securities, as originally issued, were convertible at any time into shares of class A common stock of Capital Trust at a conversion price of $11.70, reflecting a 30% conversion premium over Capital Trust's common stock price at the close of business on July 24, 1998. The preferred securities were non-callable for five years and had a 20-year maturity. Affiliates of Mr. Zell hold more than a 10% interest in Capital Trust.

     On May 10, 2000, in order to be able to fulfill the terms of a new strategic venture between Capital Trust and an affiliate of Citigroup Investments, Inc., Capital Trust and the preferred holders modified the terms of the preferred securities. As a result of the modification, 60% of Equity Office's original investment is treated as a convertible preferred security and the balance as a non-convertible preferred security. Distributions on the new convertible preferred securities are payable quarterly in arrears on each calendar quarter-end. The convertible preferred securities bear interest at a coupon rate of 8.25% per annum through March 31, 2002, which increases on April 1, 2002 to the greater of (a) 10.00% per annum, increasing by 0.75% on October 1, 2004 and on each October 1 thereafter or (b) a percentage per annum equal to the quarterly dividend paid on a common share multiplied by four and divided by $7.00. The securities are convertible into shares of class A common stock of Capital Trust, at a conversion price of $7.00 per share. The convertible securities are redeemable by Capital Trust, in whole or in part, through September 30, 2004.

     The non-convertible preferred securities bear a coupon rate of 13.00% per annum through October 1, 2004, increasing by 0.75% on October 1, 2004 and on each October 1 thereafter. These securities are redeemable by Capital Trust, in whole or in part, at any time. Also in connection with the modifications, the right of Equity Office and other investors to participate in certain strategic lending opportunities has been terminated.

     We earned approximately $5.1 million in dividends from Capital Trust in 2001.

     ACCESS HOLDINGS. Under applicable REIT tax rules in effect before January 1, 2001, certain non-customary services had to be provided by an "independent contractor," and we were prohibited under the REIT tax rules from deriving any income from the provision of those services. Pursuant to legislation adopted in 1999, effective January 1, 2001, these rules were changed to permit most REITs, including Equity Office, to provide services to tenants through a taxable REIT subsidiary. In addition, under the REIT tax rules in effect, we were prohibited from owning more than 10% of the voting stock of a corporation. Effective January 1, 2001, a REIT can own, without limit, voting stock of a corporation that is a taxable REIT subsidiary.

     In October 2000, Messrs. Callahan, Helfand, Kincaid, and Stevens and a former executive officer of Equity Office organized Access Holding Company, L.L.C. and on August 2000 organized its sister company AHC II, L.L.C., which we refer to collectively as "Access Holdings," to provide or arrange for services for our tenants that we could not provide under the REIT tax rules then in effect and to make certain investments that we were precluded from making under the REIT tax rules then in effect. We made loans totaling approximately $2.3 million in the aggregate at an annual interest rate of 7.0% to Messrs. Callahan, Helfand, Kincaid, and Stevens and a former executive officer of Equity Office (approximately $460,000 each) to finance their investment in Access Holdings. Of this amount, approximately $300,000 was used by Access Holdings to purchase the voting interests in various tenant service and management companies owned by affiliates of Mr. Zell and the balance was used to operate Access Holdings. In consideration of the assumption of an outstanding capitalization note in the principal amount of $1.0 million payable by certain affiliates of Mr. Zell to EOP Office Company, Access Holdings also acquired the voting interest in EOP Office Company. EOP Office Company held various assets, including a 10.2% interest in the Sunset North property and a 30% interest in Wright Runstad Associates Limited Partnership, a Washington limited partnership which we commonly refer to as "WRALP". A former Equity Office trustee is the principal of the general partner of WRALP.

     In connection with the formation of Access Holdings, we entered into an option agreement with Access Holdings under which Access Holdings granted us the right on or after January 1, 2001 to acquire its assets, subject to its liabilities. We also granted to Access Holdings the right to sell its assets to us for a period of five years from the date of the tax law change. Neither we nor Access Holdings was obligated to exercise our respective contractual rights, and there was no assurance prior to January 1, 2001 whether either would do so. The parties also entered into marketing and cost-sharing agreements pursuant to which Access Holdings paid our affiliate a total of $1.8 million during 2000. In 2001, we determined that it was in our best interests to exercise our option to acquire the assets of Access Holdings and, accordingly, submitted the matter to the Conflicts Committee of our Board of Trustees. The Conflicts Committee engaged the services of an independent "big five" accounting firm to perform a valuation analysis of the assets and liabilities of Access Holdings for purposes of calculating the applicable purchase price under the option agreement. That firm delivered its valuation report and, in reliance on such report and on other factors it considered to be relevant, the Conflicts Committee approved the exercise of the option effective as of January 1, 2001 at a purchase price equal to the fair market value of the assets including the assumption of liabilities and determined the applicable purchase prices under the option agreement to be as follows: (a) for the assets of Access Holdings Company L.L.C. -- $2.3 million, including assumption of liabilities of $1.4 million; and (b) for the assets of AHC II Company, L.L.C. -- $236,000, including the assumption of liabilities of $96,000. Messrs. Callahan, Helfand, Kincaid and Stevens and a former executive officer of Equity Office repaid their loans from us, collectively totaling approximately $2.3 million, using a portion of the purchase price paid by us for the assets of Access Holdings. Each of these individuals earned a profit of approximately $52,000 on his investment in Access Holdings.

     As a result of these transactions, we now own interests through our subsidiaries in several newly organized tenant service entities, the interests in certain real properties and minority voting securities of certain former non-controlled subsidiaries engaged in the real estate, insurance and management businesses.

     WILSON/EQUITY OFFICE. In June 2000, we and Wilson Investors-California L.L.C., which we refer to as "WI", an entity controlled by William Wilson III, entered into a joint venture agreement to form Wilson/

Equity Office LLC, which we refer to as "W/EO," for the purpose of developing, constructing, leasing and managing developments. Mr. Wilson became a trustee of Equity Office in June 2000. W/EO is owned 49.9% by us and 50.1% by WI. Mr. Wilson, through his ownership of WI, owns approximately 22% of W/EO (and approximately 30% of any profits to which WI is entitled under the joint venture agreement). We have committed to contribute $36.1 million in capital to W/EO, of which $24 million has been funded through December 31, 2001. We also have agreed to loan up to $25 million to WI for its required contribution to W/ EO at an interest rate of 15% per annum. The largest outstanding balance of this loan for 2001 was approximately $12 million. The outstanding balance of this loan at March 31, 2002 was approximately $12 million and was repaid in full in April 2002. Interest earned on this loan in 2001 was approximately $2 million.

     We have created or anticipate creating joint ventures with W/EO and in certain cases unaffiliated third parties for these development properties. The equity costs for these developments will be funded by Equity Office and W/EO in a 60%/40% ratio and in some cases by third parties as described within each development's respective operating agreement. In 2001, we entered into an agreement with W/EO providing for an extension of first mortgage financing to the ownership entity of each development project at the greater of 6.5% or LIBOR plus 3.25% generally maturing in 36 months after initial funding. The largest outstanding balance of this loan for 2001 was approximately $89 million. The outstanding balance of this loan at March 31, 2002 was approximately $126 million. Interest earned on this loan in 2001 was approximately $2 million. In addition to our investment of $24 million in W/EO mentioned above, we have funded through our direct interest in the various development projects a total of approximately $73 million of development costs through December 31, 2001. As of December 31, 2001, the total square footage that may be developed is approximately 1.7 million and the total projected estimated cost, including Equity Office's, WI's and any unaffiliated party's share, to complete the developments is approximately $601 million. In accordance with the W/EO Joint Venture Agreement, we have a right of first offer to purchase the W/EO interest in each development subsequent to project stabilization.

     W/EO leases approximately 18,335 square feet of office space from Foundry Square Associates I, LLC at 199 First Street, San Francisco, California. Foundry Square Associates I, LLC is a California limited liability company of which W/EO is the 40% managing member and Equity Office is the 60% non-managing member. The lease term commenced on October 2000 and ends on April 30, 2002 at a rental rate of approximately $20,000 per month. In 2001, W/EO paid approximately $240,000 in rent to Foundry Square Associates I, LLC.

     W/EO subleases approximately 1,723 square feet of space at 199 First Street, San Francisco, California to William Wilson III Management Company, a California corporation. The rental rate for the month-to-month agreement is $1,250 per month. Mr. Wilson is the President of William Wilson III Management Company. In 2001, William Wilson III Management Company paid approximately $15,000 in rent to W/EO.

     W/EO subleases approximately 4,000 square feet of space at 199 First Street, San Francisco, California to Wilson/Meany LLC, a California limited liability company. Mr. Wilson is the managing member of Wilson/Meany LLC. The lease term commenced on October 2000 and ends on April 30, 2002 at a rental rate of approximately $4,200 per month. In 2001, William/Meany LLC paid approximately $50,000 in rent to W/ EO.

     A subsidiary of Equity Office leases approximately 4,000 square feet of office space from Foundry Square Associates I, LLC at 199 First Street, San Francisco, California. The lease term commenced on March 2001 and ends on April 30, 2002 at a rental rate of approximately $5,088 per month. In 2001, this subsidiary paid approximately $46,000 in rent to Foundry Square Associates I, LLC.

     In 2000, we formed a joint venture with WI, through its interest in W/EO, and an unaffiliated party to develop, construct, lease and manage Foundry Square I, a 327,000 square foot office building located in San Francisco, California which was scheduled to be completed in third quarter 2003. The building was 94% pre-leased to a single tenant. In March 2002, the tenant terminated its lease for $85 million. In March 2002, we entered into contracts with our joint venture partners to acquire the land, improvements and partnership interests in Foundry Square I. WI's share of the lease termination income and consideration for its joint venture interest is approximately $26 million. Our share of the lease termination fee is approximately $40 million and will be recorded as income in the first quarter 2002.

     PGGM LOANS. In connection with our merger with Cornerstone Properties Inc. in June 2000, $250 million of mortgage debt at an annual interest rate of approximately 7.5% was assumed on certain properties payable to PGGM, of which Jan H.W. R. van der Vlist, a trustee of Equity Office, is director of real estate. The largest outstanding balance of this mortgage debt for 2001 was approximately $185 million. In December 2001, in connection with early repayment of this loan, we paid a $5.0 million prepayment penalty. Interest paid on the loan in 2001 totaled $17.3 million.

     THE BEACON COMPANIES LEASE. The Beacon Companies leases office space at Two Oliver Street, Boston, Massachusetts from us. Edwin N. Sidman is the Chairman of the Board of The Beacon Companies and a trustee of Equity Office. The Beacon Companies paid us approximately $600,000 in rent during 2001 for such office space.

     NAVIGANT LEASES. Navigant Consulting, Inc. leases office space in three of our office buildings located in California. William M. Goodyear is the Chairman of the Board and Chief Executive Officer of Navigant Consulting, Inc. and a trustee of Equity Office. Navigant Consulting, Inc. paid approximately $748,000 in rent during 2001 to us.

    -----------------------------------------------------------------------
                  SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS
    -----------------------------------------------------------------------

     The following table sets forth information with respect to persons who are believed by us to beneficially own more than 5% of our outstanding common shares. The percentage of common shares with respect to the number of common shares beneficially owned is as of March 15, 2002. The number of common shares beneficially owned is taken from the most recent Schedule 13D or 13G filed with the SEC on behalf of such persons or other information made available to us as of March 31, 2002. Except as otherwise indicated, the reporting persons have stated that they possess sole voting and sole dispositive power over the entire number of shares reported.

                                                        NUMBER OF COMMON SHARES      PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER                      BENEFICIALLY OWNED      OF COMMON SHARES
------------------------------------                    -----------------------   ----------------
Stichting Pensioenfonds Voor..........................        26,472,072                6.4%
de Gezondheid, Geestelijke en
Maatschappelijke Belangen ("PGGM")(1)
Kroostweg -- Noord 149
3700 AC Zeist
The Netherlands
FMR Corp.(2)..........................................        21,011,064                5.0%
Edward C. Johnson III
Abigail P. Johnson
82 Devonshire Street
Boston, MA 02109

---------------

(1) In connection with Equity Office's acquisition of Cornerstone Properties Inc. in June 2000, Equity Office agreed to assume Cornerstone's obligations under an amended and restated registration rights and voting agreement, dated December 16, 1998, between Cornerstone and PGGM, as amended by a voting agreement entered into by Equity Office and PGGM concurrently with the Cornerstone merger agreement. Under this agreement, PGGM may not take any of the following actions until 90 days after the date on which no Equity Office trustee nominated by PGGM in accordance with the PGGM voting agreement remains a trustee of Equity Office:

     - directly or indirectly purchase or otherwise acquire, or propose or offer to purchase or otherwise acquire, any of Equity Office's equity securities if, immediately after such purchase or acquisition,

       PGGM and its affiliates would own 12% or more of Equity Office common shares. "Equity security" means any (a) Equity Office common shares, (b) securities of Equity Office that are convertible into or exchangeable for Equity Office common shares and (c) options, rights, warrants and similar securities issued by Equity Office to acquire Equity Office common shares;

     - directly or indirectly propose to Equity Office or any person or entity a "business combination," which is defined to mean any one of the following transactions: (a) any merger or consolidation of Equity Office or any Equity Office subsidiary with any person or entity, other than Equity Office; (b) any sale, lease exchange, mortgage, pledge, transfer or other disposition by Equity Office, in one transaction or a series of transactions to or with any person or entity, of all or a substantial portion of the assets of Equity Office and its subsidiaries taken as a whole; (c) the adoption of any plan or proposal for the liquidation or dissolution of Equity Office proposed by or on behalf of PGGM or any affiliate of PGGM; or (d) any reclassification of securities (including any reverse share split), recapitalization of Equity Office, or any merger or consolidation of Equity Office with any of its subsidiaries, or any other transaction to which Equity Office is a party which has the effect, directly or indirectly, of increasing the proportionate share of PGGM or any affiliate of PGGM, whether or not with or into or otherwise involving PGGM or any affiliate of PGGM; or

     - make, or in any way participate in, any solicitation of proxies to vote, or seek to advise, encourage or influence any person or entity with respect to the voting of any capital shares of Equity Office, initiate, propose or otherwise solicit shareholders of Equity Office for the approval of one or more shareholder proposals or induce or attempt to induce any other person or entity to initiate any shareholder proposal, or deposit any equity securities of Equity Office into a voting trust or subject any equity securities to any arrangement or agreement with respect to the voting of such securities, or form, join or in any way participate in a group with respect to any equity securities.

       The standstill provision may be waived by Equity Office with the approval of a majority of its Board, excluding any trustee nominated by PGGM.

(2) Amendment No. 5 to Schedule 13G of the reporting persons filed with the SEC on February 14, 2002 states that FMR Corp. has sole power to vote or direct the vote of 2,900,803 common shares and has the sole power to dispose or direct the disposition of 21,011,064 common shares, including 272,061 common shares issuable upon exchange of EOP Partnership exchangeable notes held by FMR Corp. and 67,089 common shares issuable upon conversion of Equity Office series B preferred shares owned by FMR Corp. Of these shares, Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp., is reported as the beneficial owner of 18,067,661 shares, as a result of its acting as an investment advisor to various Fidelity funds, Edward C. Johnson III, FMR Corp.'s chairman, and FMR Corp., through its control of Fidelity Management & Research Company and the Fidelity funds, each is reported as having sole power to dispose of the 18,067,661 shares owned by the Fidelity funds, but no power to vote or direct the voting of the shares. Fidelity Management Trust Company, which also is a wholly owned subsidiary of FMR Corp., is the beneficial owner of 2,937,803 shares, as a result of its serving as investment manager of certain institutional accounts. Mr. Johnson and FMR Corp., through its control of Fidelity Management Trust Company, each are reported as having sole dispositive power over 2,937,803 of these shares and sole power to vote or direct the voting of 2,895,003 of such shares. Goode Capital Management, LLC, a wholly owned subsidiary of one of the investment fund managers, is reported as beneficially owning 5,600 common shares. Amendment No. 5 to Schedule 13G also states that Mr. Johnson owns 12% of the outstanding voting stock of FMR Corp., that Abigail P. Johnson is a director and owns 24.5% of the outstanding voting stock of FMR Corp., and that members of Mr. Johnson's family own approximately 49% of the voting power of FMR Corp. and, through their ownership of common stock and a shareholders' voting agreement, may be deemed a controlling group with respect to FMR Corp.

                                 -------------
                                    AUDITORS
                                 -------------

     The Board has engaged Ernst & Young LLP to serve as our auditors for the fiscal year ending December 31, 2002. Ernst & Young LLP was first engaged to serve as our auditors for the fiscal year ended December 31, 1997. Representatives of Ernst & Young LLP are expected to be available at the Annual Meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Fees billed to Equity Office by Ernst & Young LLP for services rendered during 2001 were as follows:

     AUDIT FEES:  $590,000.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES:  $0.

     ALL OTHER FEES: $1,337,056. These other fees include (a) $644,943 for tax compliance and tax planning services, (b) $402,000 for stand-alone property audits required for loan or venture compliance and audits of expenses billed to tenants, (c) $258,168 for employee benefit plan audits and comfort and consent letters related to SEC registration statements and (d) $31,945 for operational audit fees.

     The Audit Committee of the Board of Trustees has considered whether providing the foregoing non-audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP's independence.

-------------------------------------------------------------------------------
               SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING
-------------------------------------------------------------------------------

     Shareholder proposals intended to be presented at the 2003 annual meeting of shareholders must be received by the Secretary of Equity Office no later than December 31, 2002 to be considered for inclusion in our Proxy Statement relating to the 2003 annual meeting. In addition, any shareholder who wishes to propose a nominee to the Board of Trustees or submit any other matter to a vote at the 2003 annual meeting of shareholders (other than a shareholder proposal included in our proxy materials pursuant to SEC Rule 14a-8) must deliver such information to our Secretary no earlier than February 21, 2003 and not later than March 24, 2003 and must comply with the other provisions and requirements of Article II,
Section 13 of our Amended and Restated Bylaws, which are on file with the SEC and may be obtained from our Secretary upon request.
                                          By Order of the Board of Trustees

                                          /s/ STANLEY M. STEVENS

                                          Stanley M. Stevens
                                          Executive Vice President, Chief Legal
                                          Counsel and Secretary
Chicago, Illinois
April 30, 2002

                                                                         ANNEX A

                            AUDIT COMMITTEE CHARTER

     Effective November 8, 2001 (Amends and Restates in its Entirety the Audit Committee Charter Adopted August 2, 2000)

I.   PURPOSE

     The primary purpose of the Audit Committee is to assist the Board of Trustees of the Trust (the "Board") in fulfilling its oversight responsibilities with respect to the Trust's audit, accounting and financial reporting processes generally and the Trust's system of internal controls. In this regard, the Audit Committee is to:

          (a) Serve as an independent and objective body to monitor the Trust's financial reporting process and system of internal controls;

          (b) Serve, together with the Board, as the ultimate authority to which the independent auditor (the "Independent Auditor") and the internal auditing department ("Internal Audit") are accountable, and have, together with the Board, the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the Independent Auditor (or to nominate the Independent Auditor to be proposed for shareholder approval in any proxy statement); and

          (c) Provide an open avenue of communication among the Independent Auditor, financial and senior management, Internal Audit and the Board.

II.  COMPOSITION AND EXPERTISE

          (a) Members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange. Determinations as to whether a particular trustee satisfies the requirements for membership on the Audit Committee will be made by the Board.

          (b) The members of the Audit Committee shall be elected by the Board at the annual organizational meeting of the Board (commencing with the 2001 organizational meeting) and shall serve until their successors shall have been duly elected and qualified or until their earlier resignation or removal. Unless a Chair is designated by the Board, the members of the Audit Committee may elect a Chair by majority vote.

          (c) The Audit Committee shall be composed of not less than three Trustees.

III. DUTIES AND RESPONSIBILITIES

     The Audit Committee shall:

     DOCUMENTS/REPORTS REVIEW

          (a) Review and discuss with management and the Independent Auditor the annual audited financial statements of the Trust.

          (b) Discuss with the Independent Auditor, management and Internal Audit, as applicable, the Independent Auditor's judgments about the quality and acceptability of the Trust's accounting principles as applied in its financial reporting, significant accounting policies, audit conclusions regarding the reasonableness of significant accounting estimates, any audit adjustments, any disagreements between the Independent Auditor and management and any other matters required to be communicated by the Independent Auditor with the Audit Committee under American Institute of Certified Public Accountants, Auditing Standards Executive Committee, Statement on Auditing Standards No. 61, Communications with Audit Committees.

          (c) Ensure receipt of and review the written disclosures and letter from the Independent Auditor required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees delineating all relationships between the Independent Auditor and its related entities and the Trust and its related entities that in the Independent Auditor's professional judgment may reasonably be thought to bear on independence, engage in dialogue with the Independent Auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the Independent Auditor and recommend that the Board take appropriate action on any disclosed relationships to satisfy itself of the Independent Auditor's independence.

          (d) Based on the review and discussions referred to in paragraphs III.
     (a), (b) and (c), determine whether to recommend to the Board that the audited financial statements be included in the Trust's Annual Report on Form 10-K for the last fiscal year.

          (e) On an annual basis, either as part of the written disclosures to be provided by the Independent Auditor under Independence Standards Board Standard No. 1 or in a separate document, obtain from the Independent Auditor a written statement of the aggregate fees billed for each of the categories of services set forth in Item 9 of Schedule 14A under the Securities Exchange Act of 1934. If applicable and consistent with Independence Standards Board Standard No. 1 and Item 9 of Schedule 14A under the Securities Exchange Act of 1934, the Audit Committee shall consider whether the Independent Auditor's provision of non-audit services to the Trust is compatible with maintaining the independence of the Independent Auditor.

          (f) Annually prepare for inclusion in the Trust's annual meeting proxy statement an audit committee report to shareholders as required by the rules of the Securities and Exchange Commission.

          (g) Review with a representative of management and the Independent Auditor the financial information contained in the Trust's quarterly earnings announcements prior to release. Discuss with the Independent Auditor any matters required under Statement on Auditing Standards No. 71, Interim Financial Information to be communicated by the Independent Auditor to the Audit Committee or its Chair in connection with the Independent Auditor's review required under Rule 10-01(d) of Regulation S-X of the interim financial statements of the Trust to be included in its quarterly reports on Form 10-Q. The Chair may represent the entire Audit Committee, either in person or by telephone conference call, for purposes of the reviews contemplated in this paragraph.

          (h) Review the adequacy of this Charter at least annually and submit any recommended changes to the Board for approval.

     INDEPENDENT AUDITOR

          (i) Review and recommend to the Board: (1) the selection of the Independent Auditor to audit the books, records and accounts of the Trust, and (2) the approval of the audit fees and any other compensation of the Independent Auditor.

     FINANCIAL REPORTING PROCESS/INTERNAL AUDIT/IMPROVEMENTS

          (j) Review the management letter prepared by the Independent Auditor and management's response.

          (k) Review the internal audit program and the results of internal audit examinations, including significant findings, and management's responses.

          (l) Review with management, Internal Audit and the Independent
     Auditor: (1) their assessments of the adequacy of internal controls, (2) the resolution of any identified material weaknesses and reportable conditions in internal controls over financial reporting, including the prevention or detection of management override or compromise of the internal control system; and (3) the reports issued with respect to the annual financial statements, the internal control structure and procedures for financial reporting.

          (m) Consider and, if appropriate, recommend to the Board, any significant changes to the Trust's financial or accounting practices and internal controls as suggested by the Independent Auditor, management or Internal Audit, and review with the Independent Auditor, Internal Audit and management the extent to which such changes, as approved by the Board, have been implemented.

     OTHER

          (n) Keep a record of the acts and proceedings of the Audit Committee and report thereon to the Board periodically or whenever requested to do so.

          (o) Review, with the Trust's counsel, legal compliance matters or any legal matter brought to the attention of the Audit Committee that could have a significant impact on the Trust's financial statements.

          (p) Perform such other activities, consistent with this Charter, the Trust's Declaration of Trust, Bylaws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

          (q) The Audit Committee shall have the authority to conduct any investigation appropriate to fulfilling its responsibilities and shall have direct access to the Independent Auditor, management and Internal Audit personnel. The Audit Committee may, to assist it in the performance of its responsibilities, engage counsel of its choosing, without the approval of the engagement by the Board or management, and may direct the proper officers of the Trust to pay the reasonable fees and expenses of any such counsel. The Audit Committee may request counsel to attend a meeting of the Audit Committee or to meet with any members of the Audit Committee. In addition, the Audit Committee may hold executive sessions with the Independent Auditor, Internal Audit personnel, management or counsel, as deemed appropriate.

          (r) Each member of the Audit Committee shall, in the performance of his or her duties, be fully justified and protected with regard to any act or failure to act (1) in reliance in good faith upon the books of account or other records of the Trust, upon an opinion of counsel or upon reports made to the Trust by any of its officers or employees or by the Independent Auditor or (2) in the exercise of his or her business judgment.

          (s) While the Audit Committee has the duties and responsibilities set forth in this Charter in assisting the Board in fulfilling its oversight responsibilities with respect to the Trust's audit, accounting and financial reporting processes generally and the Trust's system of internal controls, it is not the duty of the Audit Committee to plan or conduct audits, to implement internal controls or to determine that the Trust's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the Independent Auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, among management, the Independent Auditor or Internal Audit or to assure compliance with laws and regulations. The review of the financial statements by the Audit Committee is not an audit and is not of the same quality as the audit performed by the Independent Auditor. In carrying out its responsibilities, the Audit Committee's policies and procedures should remain flexible in order to best react to a changing environment.

                                                                  SKU# EOP-PS-02

                                  DETACH HERE

                                     PROXY

                         EQUITY OFFICE PROPERTIES TRUST

         TWO NORTH RIVERSIDE PLAZA, SUITE 2100, CHICAGO, ILLINOIS 60606
        THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES
       FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 22, 2002

     The undersigned shareholder of Equity Office Properties Trust, a Maryland real estate investment trust (the "Trust"), hereby appoints Sheli Z. Rosenberg and Stanley M. Stevens, or either of them (the "Proxy Holders"), with full power of substitution, as proxies for the undersigned to represent the undersigned at the Annual Meeting of Shareholders of the Trust to be held in Chicago, Illinois, at 8:30 a.m. (C.D.T.) on Wednesday, May 22, 2002, and any adjournment or postponement thereof (the "Annual Meeting"), and to vote all Common Shares of the Trust which the undersigned may be entitled to vote at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such Common Shares.

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE. THE PROXY HOLDERS CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

     Note: If you plan to attend the Annual Meeting in person, please let us know by marking the enclosed proxy card in the space provided.

SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                                 SIDE

-------------------                                              ------------------
VOTE BY TELEPHONE                                  OR            VOTE BY INTERNET
-------------------                                              ------------------

It's fast, convenient, and immediate.                            It's fast, convenient, and your vote
Call Toll-Free on a Touch-Tone Phone                             is immediately confirmed and posted.
1-877-PRX-VOTE (1-877-779-8683).

-------------------------------------------------------          -------------------------------------------------------------
FOLLOW THESE FOUR EASY STEPS:                                    FOLLOW THESE FOUR EASY STEPS:

1. READ THE ACCOMPANYING PROXY STATEMENT                         1. READ THE ACCOMPANYING PROXY STATEMENT
   AND PROXY CARD.                                                  AND PROXY CARD.

2. CALL THE TOLL-FREE NUMBER                                     2. GO TO THE WEBSITE
   1-877-PRX-VOTE (1-877-779-8683).                                 HTTP://WWW.EPROXYVOTE.COM/EOP

3. ENTER YOUR VOTER CONTROL NUMBER LOCATED ON                    3. ENTER YOUR VOTER CONTROL NUMBER LOCATED ON
   YOUR PROXY CARD ABOVE YOUR NAME.                                 YOUR PROXY CARD ABOVE YOUR NAME.

4. FOLLOW THE RECORDED INSTRUCTIONS.                             4. FOLLOW THE INSTRUCTIONS PROVIDED.
-------------------------------------------------------          -------------------------------------------------------------

YOUR VOTE IS IMPORTANT!                                          YOUR VOTE IS IMPORTANT!
Call 1-877-PRX-VOTE (1-877-779-8683) anytime!                    Go to http://www.eproxyvote.com/eop anytime!

                              DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET







                                                            DETACH HERE

[X] PLEASE MARK                                                                                                          |
    VOTES AS IN                                                                                                          |
    THIS EXAMPLE.                                                                                                        -------

1. Authority to vote for the election as trustees of the         2. In their discretion, the Proxy Holders are authorized to vote
   four nominees of the Board listed below to terms expiring        upon such other matters as may properly come before the meeting
   in 2005:                                                         or any adjournment or postponement thereof.

   NOMINEES: (01) John A. Foster, (02) William M. Goodyear,         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER
             (03) James D. Harper, Jr., (04) John S. Moody.         DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION
                                                                    IS MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF THE FOUR
                FOR                        WITHHELD                 NOMINEES TO TERMS EXPIRING IN 2005 AND OTHERWISE IN THE
                ALL       [ ]        [ ]   FOR ALL                  DISCRETION OF THE PROXY HOLDERS.
              NOMINEES                     NOMINEES

      [ ]                                                           MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT            [ ]
          --------------------------------------------
          FOR ALL NOMINEES EXCEPT FOR THOSE NOMINEES                MARK HERE IF YOU PLAN TO ATTEND THE MEETING              [ ]
          WHOSE NAMES OR NUMBERS ARE NOTED ABOVE


                                                                    Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title under signature.



Signature:                                Date:                     Signature:                             Date:
          -------------------------------      --------------------           ------------------------------     -------------------